Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 22, 2022 (February 1, 2023 as to the effects of the reverse unit split described in Note 12), relating to the combined financial statements of the operations of Nextracker, appearing in Registration Statement No. 333-269238 on Form S-1 of Nextracker Inc. We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-269238 on Form S-1.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 13, 2023